RenaissanceRe Reports Operating Loss of $327.3 Million for the Third Quarter of 2005 as a Result of
Hurricanes; Operating Loss Per Common Share of $4.63 for the Third Quarter of 2005 vs. an
Operating Loss Per Common Share of $5.19 for the Third Quarter of 2004.

$322.1 Million Net Loss for the Third Quarter of 2005; Net Loss Per Common Share of $4.56 for the
Third Quarter of 2005 vs. a Net Loss Per Common Share of $4.97 for the Third Quarter of 2004.

Specialty Reserve Review Reduces Third Quarter 2005 Net Loss by $117.6 million.

Estimates $250 - $300 million Net Negative Impact in Fourth Quarter from Hurricane Wilma.

Pembroke, Bermuda, November 1, 2005 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported a net operating loss attributable to common shareholders of $327.3 million, compared to a loss of $363.5 million in the third quarter of 2004. Net operating loss excludes net realized investment gains of $5.2 million and $15.0 million in the third quarters of 2005 and 2004, respectively. Net operating loss per common share was $4.63 in the third quarter of 2005, compared to net operating loss per common share of $5.19 in the third quarter of 2004. Net loss attributable to common shareholders was $322.1 million or $4.56 per common share in the quarter, compared to net loss attributable to common shareholders of $348.5 million or $4.97 per common share for the same quarter of 2004.

Neill A. Currie, CEO, commented: "This year's hurricanes have caused enormous human tragedy, and we extend our sympathies to all those affected. Following these hurricanes, Renaissance is serving its clients with industry leading speed in responding to claims, while our underwriting team remains the leader in providing catastrophe reinsurance. "

Mr. Currie commented further: "As is typical in the aftermath of large catastrophe events, we expect additional business opportunities to emerge, and I believe we have a superior underwriting talent base and risk management system to capture these opportunities. Assuming normal catastrophe losses, we envision an attractive return on equity in 2006."

THIRD QUARTER 2005 RESULTS

Net Impact of Hurricanes

The Company has recorded a net negative impact of $572.6 million from hurricanes Dennis, Katrina and Rita. The net negative impact from the third quarter hurricanes impacted the Company's Reinsurance segment by $481.9 million and its Individual Risk segment by $90.7 million. These amounts are based on management's estimates following a review of the Company's potential exposures and discussions with counterparties. Given the magnitude and recent occurrence of these event, delays in receiving claims data, the unusual complexity of the coverage and legal issues relating to Hurricane Katrina, and the other uncertainties inherent in loss estimation, meaningful additional uncertainty remains regarding total covered losses for the insurance industry from these events and accordingly, this estimate is subject to change as new or revised data is received from the Company's counterparties, and other factors.

See the supplemental financial data below for additional information regarding the third quarter 2005 hurricane claims and claim expenses incurred and loss ratios by segment.

Premiums

Gross premiums written for the third quarter of 2005 were $382.8 million, compared to $273.2 million for the same quarter of 2004. Gross premiums written include $214.5 million in gross premiums written for the Company's Reinsurance segment in the third quarter of 2005, compared to $132.2 million for the same quarter of 2004; and $168.3 million in gross premiums written for the Company's Individual Risk segment in the third quarter of 2005, compared to $141.0 million for the same quarter of 2004. Gross premiums written in the Reinsurance segment include $42.6 million in premiums written for additional backup covers written following the occurrence of the hurricanes in the quarter; $5.5 million of reinstatement premium was also recognized. During the same period in 2004, gross premiums written in the Reinsurance segment included $20 million in reinstatement premiums and $27 million in premiums written for additional backup covers written in the Reinsurance segment as a result of the hurricanes occurring during the third quarter of 2004.

Net premiums written for the third quarter of 2005 were $290.1 million, compared to $219.2 million for the same quarter of 2004. Net premiums written include $174.3 million in net premiums written for the Company's Reinsurance segment in the third quarter of 2005, compared to $113.2 million for the same quarter of 2004; and $115.8 million in net premiums written for the Company's Individual Risk segment in the third quarter of 2005, compared to $106.0 million for the same quarter of 2004.

Net premiums earned for the third quarter of 2005 were $348.3 million, compared to $349.8 million for the same quarter of 2004. Net premiums earned include $230.5 million in net premiums earned for the Company's Reinsurance segment in the third quarter of 2005, compared to $265.6 million for the same quarter of 2004; and $117.8 million in net premiums earned for the Company's Individual Risk segment in the third quarter of 2005, compared to $84.2 million for the same quarter of 2004. Net premiums earned for the third quarter of 2005 include $42.7 million of additional ceded earned premiums as a result of the hurricanes occurring during the quarter.

Premiums for the third quarter of 2005 include $19.9 million of gross written premiums, $31.8 million of net written premiums and $49.5 million of net premiums earned by the Company's consolidated joint venture, DaVinci Re, during the third quarter of 2005, compared to $10.1 million of gross written premiums, $24.5 million of net written premiums and $57.7 million of net premiums earned by DaVinci Re during the third quarter of 2004.

Underwriting Ratios, Reserve Development and Specialty Reinsurance Reserve Review

General

For the third quarter of 2005, the Company generated a combined ratio of 225.7%, a loss ratio of 200.2% and an expense ratio of 25.5%, compared to a combined ratio, loss ratio and expense ratio of 234.7%, 211.1% and 23.6% for the third quarter of 2004, respectively.

The Company's Reinsurance segment generated a loss ratio of 237.3% and an expense ratio of 19.6% for the third quarter of 2005, compared to a loss ratio and an expense ratio of 214.7% and 17.1%, for the third quarter of 2004, respectively. The third quarter 2005 Reinsurance loss ratio was negatively impacted by the third quarter 2005 hurricanes which added 247.9 percentage points to the Reinsurance loss ratio. In addition, the Reinsurance segment recorded an additional $29.5 million of ceded earned premium attributable to the third quarter 2005 hurricanes. As further described below, the Reinsurance loss ratio was favorably impacted by the Company's previously announced review of its specialty reinsurance reserves which reduced the Company's Reinsurance loss ratio by 56.4 percentage points. The increase in operating expenses in the third quarter of 2005 compared to the third quarter of 2004 was primarily due to the reduction of compensation accruals in the third quarter of 2004 which did not recur in 2005.

For the quarter, the Company's Individual Risk segment generated a loss ratio of 127.8% and an expense ratio of 37.0%, compared to a loss ratio and an expense ratio of 199.8% and 44.1%, for the third quarter of 2004, respectively. The third quarter 2005 Individual Risk loss ratio was negatively impacted by the third quarter 2005 hurricanes which added 65.9 percentages points to the Individual Risk loss ratio. In addition, the Individual Risk segment recorded an additional $13.2 million of ceded earned premium attributable to the third quarter 2005 hurricanes.

During the quarter, the Company recorded favorable development on prior year reserves of $128.8 million or a benefit of 37.0 percentage points to the Company's quarterly loss ratio, principally due to the specialty reinsurance reserve review described below. The Company's Reinsurance segment contributed $118.6 million of favorable development, and the Company's Individual Risk segment contributed $10.2 million of favorable development. Net paid losses for the quarter were $149.4 million.

Following is supplemental financial data regarding the net financial statement impact of the 2005 hurricanes and specialty reserve review and the impact on claims and claim expenses incurred and loss ratios by segment.

Analysis of net financial statement impact from the 2005 hurricanes and specialty reserve review:

	Three months ended September 30, 2005
(in millions of U.S. dollars)	Net claims and claim expenses incurred	Other (1)	Minority interest	Total
Third quarter 2005 hurricanes
Hurricane Katrina	$520.7	$36.8	$(100.5)	$457.0
Hurricane Rita	105.0	1.2	(12.3)	93.9
Hurricane Dennis	23.2	—	(1.5)	21.7
Subtotal - third quarter 2005 hurricanes	648.9	38.0	(114.3)	572.6
Specialty reserve review	(129.9)	—	12.3	(117.6)
Net negative (positive) financial statement impact	$519.0	$38.0	$(102.0)	$455.0

(1)	Other consists of assumed and ceded earned reinstatement premiums and lost profit commissions.

Analysis of net claims and claim expenses incurred for the current calendar quarter:

	Three months ended September 30, 2005
	Reinsurance net claims and claim expenses		Individual Risk net claims and claim expenses		Total net claims and claim expenses
(in millions of U.S. dollars)	Incurred	Ratio	Incurred	Ratio	Incurred	Ratio
Net claims and claim expenses incurred
Hurricane Katrina	$476.3	206.7%	$44.4	37.7%	$520.7	149.5%
Hurricane Rita	80.6	35.0%	24.4	20.7%	105.0	30.1%
Hurricane Dennis	14.4	6.2%	8.8	7.5%	23.2	6.7%
Subtotal - third quarter 2005 hurricanes	571.3	247.9%	77.6	65.9%	648.9	186.3%
Specialty reserve review	(129.9)	(56.4%)	—	0.0%	(129.9)	(37.3%)
Losses excluding hurricanes and specialty reserve review	105.6	45.8%	72.9	61.9%	178.5	51.2%
Total net claims and claim expenses incurred	$547.0	237.3%	$150.5	127.8%	$697.5	200.2%

Specialty Reinsurance Reserve Review

The Company announced on May 3, 2005 that it would undertake a review of its processes and assumptions used in establishing its reserves during 2005. The Company completed its review of its catastrophe reinsurance reserves in the second quarter of 2005 and completed its review of its specialty reinsurance reserves this quarter. As a result of this review of specialty reinsurance reserves, the Company reduced its specialty reinsurance reserves within the Reinsurance segment by $129.9 million, which reduced the Company's quarterly Reinsurance loss ratio by 56.4 percentage points. After adjusting for the impact of minority interest, the net financial statement impact of the specialty reinsurance reserve review was a benefit of $117.6 million.

When Renaissance established its specialty reinsurance business unit in 2002 it adopted the Bornhuetter-Ferguson actuarial technique to estimate incurred but not reported reserves for this line of business. This technique, which it will continue to use, requires the Company to estimate an ultimate claims and claim expense ratio and select an estimated loss reporting pattern. In completing its specialty reinsurance review the Company reviewed substantially all of its case reserves and additional case reserves as well as its estimates of the ultimate claims and claim expense ratios and loss reporting patterns. The reduction in specialty reinsurance reserves is principally due to a reassessment of the Company's estimated loss reporting patterns. Since establishing the specialty reinsurance business unit in 2002, reported claim activity has been less than expected and therefore the Company has adjusted its estimated loss reporting patterns to reflect this experience.

Further Reserve Review; Reserving Philosophy

The Company expects, during the remainder of the year, to review its processes and assumptions used in establishing its Individual Risk reserves. It is possible that this review may result in a change to these reserves. However, because of the uncertainties related to the outcome of this review as described herein, it is not possible for the Company to reasonably estimate the amount of any potential change to its current loss reserves.

Because any reserve estimate is simply an insurer's estimate of its ultimate liability, and since there are numerous factors which affect reserves but cannot be determined with certainty in advance, the Company's ultimate payments will vary, perhaps materially, from its estimates of reserves. In response to these inherent uncertainties, the Company has developed a reserving philosophy which attempts to incorporate prudent assumptions and estimates. The reserve reviews described above are not intended to change the Company's reserving philosophy, but rather are intended to update the assumptions for new information received to date and to further enhance the Company's reserving process.

Equity in Earnings of Other Ventures

Equity in earnings of other ventures generated $7.6 million in income in the third quarter of 2005 compared to $9.1 million in income in the third quarter of 2004. Included in this is the Company's equity in the earnings of its investments in Top Layer Reinsurance Ltd., ChannelRe Holdings Ltd. ("Channel Re") and Tower Hill Capital Holdings Inc. for the third quarter of 2005. The decrease is largely due to a decrease in the Company's equity in the earnings of Channel Re compared to the third quarter of 2004.

Other (Loss) Income

During the third quarter of 2005 the Company recognized a loss of $1.3 million on fees and other items compared to a loss of $4.9 million in the third quarter of 2004. Fee income remained stable at $1.0 million in the third quarter of 2005 compared to $1.2 million in the third quarter of 2004. Other items, principally the mark-to-market on the Company's warrant to purchase shares of Platinum Underwriters Holdings Ltd. stock in 2005 and the mark-to-market on the Company's short position in credit derivatives in 2004, generated losses of $3.2 million and $6.4 million in the third quarters of 2005 and 2004, respectively.

Net Investment Income and Net Realized Gains and Losses on Investments

Net investment income for the third quarter of 2005 was $61.1 million, compared to $39.5 million for the same quarter in 2004. The increase in investment income was due to higher returns on the Company's fixed income and alternative asset investment portfolios. Other investments, which include the Company's hedge fund and private equity investments, generated $21.2 million of net investment income in the third quarter of 2005 compared with $7.9 million in the third quarter of 2004.

During the third quarter of 2005, the Company generated net realized gains of $5.2 million compared to $15.0 million during the third quarter of 2004.

Other Items

The Company's corporate expenses of $21.8 million incurred during the third quarter of 2005 were $17.3 million higher than the third quarter of 2004. The increase in such expenses is due principally to professional fees and an accrual for other costs incurred during the third quarter of 2005 related to the investigations by the Securities and Exchange Commission and other governmental authorities.

The Company's cash flows from operations were $117.1 million for the third quarter of 2005, compared to $231.5 million for the third quarter of 2004.

As described in the Company's 2004 Annual Report filed on Form 10-K, the Company has restated its first three quarters of 2004. The comparative 2004 financial data contained in this press release reflects these corrections.

Shareholders' Equity

Shareholders' equity attributable to common shareholders was $2.0 billion at September 30, 2005, compared to $2.1 billion at December 31, 2004. Book value per common share at September 30, 2005 was $27.50, compared to $30.19 per common share at December 31, 2004.

HURRICANE WILMA

The Company currently estimates, on a preliminary basis, that Hurricane Wilma will have a net negative impact of approximately $250 - $300 million on its fourth quarter results.

The Company's estimates of its losses from Hurricane Wilma, as well as the third quarter hurricanes described above, are based on factors including currently available information derived from the Company's proprietary models, industry assessments of losses from the events, preliminary claims information from clients and brokers and the terms and conditions of the Company's contracts. In particular, due to the size and unusual complexity of the issues relating to Hurricane Katrina, meaningful uncertainty remains regarding total covered losses for the insurance industry and accordingly, various of the key assumptions underlying the Company's loss estimates. In addition, actual losses from these events may increase if the Company's reinsurers fail to meet their obligations to the Company. The Company's actual losses from these events will likely vary, perhaps materially, from these current estimates due to the inherent uncertainties in reserving for such losses, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the inherent uncertainty of modeling techniques and the application of such techniques, the effects of any demand surge on claims activity and, in the case of the hurricanes, complex coverage and other legal issues.

This Press Release includes certain non-GAAP financial measures including "operating loss," "operating loss per common share," "annualized operating return on equity" and "managed catastrophe premium." A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, November 2, 2005 at 9:00 a.m. (EST) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of RenaissanceRe's website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.

INVESTOR CONTACT: Todd R. Fonner Vice President - Treasurer RenaissanceRe Holdings Ltd. (441) 239-4801	MEDIA CONTACT: David Lilly or Dawn Dover Kekst and Company (212) 521-4800

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Statements of Operations
For the three and nine months ended September 30, 2005 and 2004
(in thousands of United States Dollars, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
		(Restated)		(Restated)
Revenues
Gross premiums written	$382,790	$273,218	$1,520,606	$1,380,382
Net premiums written	$290,124	$219,237	$1,293,806	$1,205,381
Decrease (increase) in unearned premiums	58,224	130,557	(305,204)	(198,493)
Net premiums earned	348,348	349,794	988,602	1,006,888
Net investment income	61,142	39,487	158,126	104,370
Net foreign exchange gains (losses)	1,729	(1,839)	9,577	1,034
Equity in earnings of other ventures	7,623	9,058	22,988	20,501
Other (loss) income	(1,256)	(4,855)	(1,566)	(4,435)
Net realized gains (losses) on investments	5,192	15,023	(3,414)	20,624
Total revenues	422,778	406,668	1,174,313	1,148,982
Expenses
Net claims and claim expenses incurred	697,538	738,502	1,007,985	971,417
Acquisition expenses	65,955	72,434	163,037	194,512
Operational expenses	22,859	10,116	65,079	38,994
Corporate expenses	21,815	4,520	41,848	14,058
Interest expense	6,936	6,683	20,508	19,288
Total expenses	815,103	832,255	1,298,457	1,238,269
Loss before minority interest and taxes	(392,325)	(425,587)	(124,144)	(89,287)
Minority interest - DaVinciRe	(78,978)	(89,888)	(44,311)	(57,406)
Loss before taxes	(313,347)	(335,699)	(79,833)	(31,881)
Income tax expense	—	(4,003)	—	(4,003)
Net loss	(313,347)	(339,702)	(79,833)	(35,884)
Dividends on preference shares	8,758	8,758	25,987	22,471
Net loss attributable to common shareholders	$(322,105)	$(348,460)	$(105,820)	$(58,355)
Operating loss attributable to common shareholders per Common Share – diluted (1), (2)	$(4.63)	$(5.19)	$(1.45)	$(1.13)
Net loss attributable to common shareholders per Common Share – basic	$(4.56)	$(4.97)	$(1.50)	$(0.84)
Net loss attributable to common shareholders per Common Share – diluted (2)	$(4.56)	$(4.97)	$(1.50)	$(0.84)
Average shares outstanding – basic	70,632	70,098	70,525	69,735
Average shares outstanding – diluted (2)	70,632	70,098	70,525	69,735
Net claims and claim expense ratio	200.2%	211.1%	102.0%	96.5%
Expense ratio	25.5%	23.6%	23.1%	23.2%
Combined ratio	225.7%	234.7%	125.1%	119.7%
Operating return on average common equity (annualized) (1)	(61.2%)	(68.0%)	(6.4%)	(4.9%)

(1)	Excludes realized gains (losses) on investments (see - "Comments on Regulation G")

(2)	In accordance with SFAS 128, EPS calculations use average common shares outstanding - basic, when in a net loss position.

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	At
	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$3,085,509	$3,223,292
Short term investments, at cost	1,133,542	608,292
Other investments, at fair value	774,234	684,590
Total managed investment portfolio	4,993,285	4,516,174
Equity investment in reinsurance company, at fair value	142,788	150,519
Investments in other ventures, under equity method	175,482	159,556
Total investments	5,311,555	4,826,249
Cash and cash equivalents	156,878	66,740
Premiums receivable	478,665	206,813
Ceded reinsurance balances	97,066	61,303
Losses recoverable	508,651	217,788
Accrued investment income	26,754	30,060
Deferred acquisition costs	121,589	70,933
Other assets	55,637	46,432
Total assets	$6,756,795	$5,526,318
Liabilities, Minority Interest and Shareholders' Equity Liabilities
Reserve for claims and claim expenses	$2,300,231	$1,459,398
Reserve for unearned premiums	706,303	365,335
Debt	350,000	350,000
Subordinated obligation to capital trust	103,093	103,093
Reinsurance balances payable	340,954	188,564
Net payable on investments purchased	139,573	941
Other liabilities	60,977	67,151
Total liabilities	4,001,131	2,534,482
Minority interest - DaVinciRe	299,780	347,794
Shareholders' Equity
Preference shares	500,000	500,000
Common shares and additional paid-in capital	339,811	328,896
Accumulated other comprehensive income	28,382	78,960
Retained earnings	1,587,691	1,736,186
Total shareholders' equity	2,455,884	2,644,042
Total liabilities, minority interest and shareholders' equity	$6,756,795	$5,526,318
Book value per common share	$27.50	$30.19
Common shares outstanding	71,114	71,029

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data - Segment Information
(in thousands of United States Dollars)

	Three months ended September 30, 2005
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$214,471	$168,319	$—	$382,790
Net premiums written	$174,307	$115,817	—	$290,124
Net premiums earned	$230,519	$117,829	—	$348,348
Net claims and claim expenses incurred	546,999	150,539	—	697,538
Acquisition expenses	28,756	37,199	—	65,955
Operational expenses	16,445	6,414	—	22,859
Underwriting loss	$(361,681)	$(76,323)	—	(438,004)
Net investment income			61,142	61,142
Equity in earnings of other ventures			7,623	7,623
Other (loss) income			(1,256)	(1,256)
Interest and preference share dividends			(15,694)	(15,694)
Minority interest - DaVinciRe			78,978	78,978
Other items, net			(20,086)	(20,086)
Net realized gains on investments			5,192	5,192
Net loss attributable to common shareholders			$115,899	$(322,105)
Net claims and claim expenses incurred - current accident year	$665,644	$160,700		$826,344
Net claims and claim expenses incurred - prior years	(118,645)	(10,161)		(128,806)
Net claims and claim expenses incurred - total	$546,999	$150,539		$697,538
Net claims and claim expense ratio - accident year	288.8%	136.4%		237.2%
Net claims and claim expense ratio - calendar year	237.3%	127.8%		200.2%
Underwriting expense ratio	19.6%	37.0%		25.5%
Combined ratio	256.9%	164.8%		225.7%

(1)	Reinsurance segment gross premiums written excludes $11.1 million of premiums assumed from the Individual Risk segment.

	Three months ended September 30, 2004 (Restated)
	Reinsurance	Individual Risk	Other	Total
Gross premiums written	$132,191	$141,027	$—	$273,218
Net premiums written	$113,244	$105,993	—	$219,237
Net premiums earned	$265,570	$84,224	—	$349,794
Net claims and claim expenses incurred	570,225	168,277	—	738,502
Acquisition expenses	40,264	32,170	—	72,434
Operational expenses	5,135	4,981	—	10,116
Underwriting loss	$(350,054)	$(121,204)	—	(471,258)
Net investment income			39,487	39,487
Equity in earnings of other ventures			9,058	9,058
Other (loss) income			(4,855)	(4,855)
Interest and preference share dividends			(15,441)	(15,441)
Minority interest - DaVinciRe			89,888	89,888
Other items, net			(10,362)	(10,362)
Net realized gains on investments			15,023	15,023
Net loss attributable to common shareholders			$122,798	$(348,460)
Net claims and claim expenses incurred - current accident year	$586,436	$176,510		$762,946
Net claims and claim expenses incurred - prior years	(16,211)	(8,233)		(24,444)
Net claims and claim expenses incurred - total	$570,225	$168,277		$738,502
Net claims and claim expense ratio - accident year	220.8%	209.6%		218.1%
Net claims and claim expense ratio - calendar year	214.7%	199.8%		211.1%
Underwriting expense ratio	17.1%	44.1%		23.6%
Combined ratio	231.8%	243.9%		234.7%

(1)	Reinsurance segment gross premiums written excludes $16.7 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data - Segment Information (cont'd.)
(in thousands of United States Dollars)

	Nine months ended September 30, 2005
	Reinsurance	Individual Risk	Other	Total
Gross premiums written (1)	$1,023,094	$497,512	$—	$1,520,606
Net premiums written	$886,917	$406,889	—	$1,293,806
Net premiums earned	$637,540	$351,062	—	$988,602
Net claims and claim expenses incurred	715,060	292,925	—	1,007,985
Acquisition expenses	62,567	100,470	—	163,037
Operational expenses	48,056	17,023	—	65,079
Underwriting loss	$(188,143)	$(59,356)	—	(247,499)
Net investment income			158,126	158,126
Equity in earnings of other ventures			22,988	22,988
Other (loss) income			(1,566)	(1,566)
Interest and preference share dividends			(46,495)	(46,495)
Minority interest - DaVinciRe			44,311	44,311
Other items, net			(32,271)	(32,271)
Net realized losses on investments			(3,414)	(3,414)
Net loss attributable to common shareholders			$141,679	$(105,820)
Net claims and claim expenses incurred - current accident year	$917,525	$301,922		$1,219,447
Net claims and claim expenses incurred - prior years	(202,465)	(8,997)		(211,462)
Net claims and claim expenses incurred - total	$715,060	$292,925		$1,007,985
Net claims and claim expense ratio - accident year	143.9%	86.0%		123.4%
Net claims and claim expense ratio - calendar year	112.2%	83.4%		102.0%
Underwriting expense ratio	17.4%	33.5%		23.1%
Combined ratio	129.6%	116.9%		125.1%

(1)	Reinsurance segment gross premiums written excludes $24.3 million of premiums assumed from the Individual Risk segment.

	Nine months ended September 30, 2004 (Restated)
	Reinsurance	Individual Risk	Other	Total
Gross premiums written	$1,007,825	$372,557	$—	$1,380,382
Net premiums written	$879,925	$325,456	—	$1,205,381
Net premiums earned	$713,766	$293,122	—	$1,006,888
Net claims and claim expenses incurred	693,780	277,637	—	971,417
Acquisition expenses	92,011	102,501	—	194,512
Operational expenses	21,885	17,109	—	38,994
Underwriting loss	$(93,910)	$(104,125)	—	(198,035)
Net investment income			104,370	104,370
Equity in earnings of other ventures			20,501	20,501
Other (loss) income			(4,435)	(4,435)
Interest and preference share dividends			(41,759)	(41,759)
Minority interest - DaVinciRe			57,406	57,406
Other items, net			(17,027)	(17,027)
Net realized gains on investments			20,624	20,624
Net loss attributable to common shareholders			$139,680	$(58,355)
Net claims and claim expenses incurred - current accident year	$754,221	$293,027		$1,047,248
Net claims and claim expenses incurred - prior years	(60,441)	(15,390)		(75,831)
Net claims and claim expenses incurred - total	$693,780	$277,637		$971,417
Net claims and claim expense ratio - accident year	105.7%	100.0%		104.0%
Net claims and claim expense ratio - calendar year	97.2%	94.7%		96.5%
Underwriting expense ratio	16.0%	40.8%		23.2%
Combined ratio	113.2%	135.5%		119.7%

(1)	Reinsurance segment gross premiums written excludes $17.4 million of premiums assumed from the Individual Risk segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Unaudited Supplemental Financial Data
(in thousands of United States Dollars)

Gross Written Premiums	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Renaissance catastrophe premiums	$109,257	$88,292	$501,198	$507,833
Renaissance specialty premiums	85,320	33,786	365,067	324,916
Total Renaissance Reinsurance premiums	194,577	122,078	866,265	832,749
DaVinci catastrophe premiums	18,814	10,548	131,627	143,629
DaVinci specialty premiums	1,080	(435)	25,202	31,447
Total DaVinci Reinsurance premiums	19,894	10,113	156,829	175,076
Total Reinsurance premiums (1)	214,471	132,191	1,023,094	1,007,825
Individual Risk premiums	168,319	141,027	497,512	372,557
Total premiums	$382,790	$273,218	$1,520,606	$1,380,382
Total managed catastrophe premiums (2)	$128,548	$104,704	$692,733	$721,597
Total specialty premiums	$86,400	$33,351	$390,269	$356,363

(1)	Reinsurance gross premiums written excludes $11.1 million and $24.3 million of premiums assumed from the Individual Risk segment for the three and nine months ended September 30, 2005, respectively, and $16.7 million and $17.4 million of premiums assumed from the Individual Risk segment for the three and nine months ended September 30, 2004.

(2)	Total managed catastrophe premiums include Renaissance and DaVinci catastrophe premium, as above, and catastrophe premium of $0.5 million and $5.9 million for the three months ended September 30, 2005 and 2004, respectively, and catastrophe premium of $59.9 million and $70.1 million for the nine months ended September 30, 2005 and 2004, respectively, written on behalf of our joint venture, Top Layer Re.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has consistently provided these financial measurements in previous investor communications and the Company's management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company's overall financial performance.

The Company uses "operating loss" as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. "Operating loss" as used herein differs from "net loss attributable to common shareholders", which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on investments. In addition, the Company's management believes that "operating loss" is useful to investors because it more accurately measures and predicts the Company's results of operations by removing the variability arising from fluctuations in the Company's investment portfolio, which is not considered by management to be a relevant indicator of business operations. The Company also uses "operating loss" to calculate "operating loss per common share" and "operating return on average common equity". The following is a reconciliation of 1) net loss attributable to common shareholders to operating loss attributable to common shareholders; 2) net loss attributable to common shareholders per common share to operating loss attributable to common shareholders per common share; and 3) return on average common equity to operating return on average common equity:

	Three months ended		Nine months ended
(In thousands of U.S. dollars, except for per share amounts)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
		(Restated)		(Restated)
Net loss attributable to common shareholders	$(322,105)	$(348,460)	$(105,820)	$(58,355)
Adjustment for net realized (gains) losses on investments	(5,192)	(15,023)	3,414	(20,624)
Operating loss attributable to common shareholders	$(327,297)	$(363,483)	$(102,406)	$(78,979)
Net loss attributable to common shareholders per common share (1)	$(4.56)	$(4.97)	$(1.50)	$(0.84)
Adjustment for net realized (gains) losses on investments (1)	(0.07)	(0.22)	0.05	(0.29)
Operating loss attributable to common shareholders per common share - diluted (1)	$(4.63)	$(5.19)	$(1.45)	$(1.13)
Return on average common equity (annualized)	(60.2%)	(65.2%)	(6.6%)	(3.6%)
Adjustment for net realized (gains) losses on investments	(1.0%)	(2.8%)	0.2%	(1.3%)
Operating return on average common equity (annualized)	(61.2%)	(68.0%)	(6.4%)	(4.9%)

(1)	In accordance with SFAS 128, EPS calculations use average common shares outstanding - basic, when in a net loss position.

The Company has also included in this Press Release "managed catastrophe premium". "Managed catastrophe premium" is defined as gross catastrophe premium written by Renaissance Reinsurance and its related joint ventures. "Managed catastrophe premium" differs from total catastrophe premium, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premium written on behalf of the Company's joint venture Top Layer Re, which is accounted for under the equity method of accounting. Refer to supplemental financial data on gross written premiums.